[UNIVERSAL DETECTION TECHNOLOGY]

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            9595 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212 -
           Tel: 310.248.3655 - Fax: 310.273.2662 - www.udetection.com



September 21, 2004



JRT Holdings, Inc.
10560 Wilshire Blvd. #1703
Los Angeles, CA 90024

        RE:  AMENDMENT TO BRIDGE NOTES

Dear Sir:

Reference is made to the certain Bridge Notes between JRT Holdings and Universal Detection Technology, Inc., dated October 13, 2003 ("Bridge Note 1") and November 6, 2003 ("Bridge Note 2"), respectively.

In consideration of the mutual convenants and promises contained herein, as well as, other consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to amend Bridge Note 1 and Bridge Note 2 by combining them into a single bridge note, attached hereto as Exhibit "A" (Hereinafter referred to as :Bridge Note 3").

The parties further acknowledge that at such time as Bridge Note 3 is executed, Bridge Note 1 Note 2 shall be terminated with no further obligation by the parties.

If the aforementioned is accepted and agreed to, please indicate same by affixing your signature below, and together with ours shall represent the entire agreement.

Sincerely,

JRT Holdings


By:___________________
Its: ___________________



Accepted, Understood and Agreed:
Universal Detection Technology, Inc.

By:/s/  Jacques Tizabi
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       Jacques Tizabi
Its:   Chief Executive Officer